Exhibit 99.1

Atossa Genetics Inc.

to Raise Approximately $6,220,000 from

Institutional Healthcare Investors

Seattle, Washington – June 5, 2015 – Atossa Genetics Inc. (Nasdaq: ATOS) (the “Company” or “Atossa”) today announced it priced an offering to raise approximately $6,220,000 through the sale of approximately 1.83 million shares of common stock and pre-funded warrants to acquire approximately 3.61 million additional shares of common stock. The offering has been made to two institutional healthcare investors, with the shares being sold at a price of $1.15 per share, and the pre-funded warrants being sold at a price of $1.14 per warrant, payable at closing.

Roth Capital Partners served as lead placement agent for the offering. Dawson James Securities, Inc. served as co-placement agent for the offering. After placement agent fees and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $5.6 million. The offering is expected to close on or about June 10, 2015, subject to customary closing conditions.

Atossa intends to use the net proceeds from the offering for general corporate purposes, funding its future clinical trials and for general and administrative expenses.

The securities are being offered pursuant to a shelf registration statement (File No. 333-192390), including a base prospectus, which was declared effective by the United States Securities and Exchange Commission (the “SEC”) on November 29, 2013. A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or email: rothecm@roth.com or by accessing the SEC’s website, www.sec.gov.

Company Contact

Steven C. Quay, M.D., Ph.D.

President & Chief Executive Officer

Atossa Genetics Inc.

Phone: (800) 351-3902

and

Kyle Guse

Chief Financial Officer, General Counsel and Secretary

Atossa Genetics Inc.

Phone: (800) 351-3902

Investor Relations Contact

Scott Gordon
CorProminence LLC
377 Oak Street
Concourse 2
Garden City, NY 11530
Office: 516.222.2560
scottg@corprominence.com